Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement and Prospectus of Telomir Pharmaceuticals, Inc., of our report dated August 14, 2023, with respect to our audits of the financial statements of Telomir Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Cherry Bekaert LLP

Tampa, Florida

November 14, 2023